Exhibit 99.1

NuStar GP Holdings, LLC Reports Increase in First Quarter 2011

Distributable Cash Flows

NuStar Energy L.P. Internal Growth Projects and Recent Acquisition Expected

to Lead to Increased Distributions in 2011

SAN ANTONIO, April 27, 2011 – NuStar GP Holdings, LLC (NYSE: NSH) today announced that distributable cash flow available to unitholders for the first quarter of 2011 was $20.6 million, or $0.49 per unit, compared to $19.2 million, or $0.45 per unit, for the first quarter of 2010.

First quarter 2011 net income was $10.2 million, or $0.24 per unit, compared to $8.5 million, or $0.20 per unit, for the first quarter of 2010. The first quarter 2011 results include $1.2 million, or $0.03 per unit, of NuStar GP Holdings, LLC’s portion of one-time expense items incurred by NuStar Energy L.P. Expenses related to the early termination of a 3rd party storage agreement at NuStar Energy L.P.’s Paulsboro, New Jersey asphalt refinery accounted for the majority of these one-time expense items. Excluding the effect of these early termination costs and other items incurred by NuStar Energy L.P., first quarter 2011 adjusted net income for NuStar GP Holdings, LLC would have been $11.4 million, or $0.27 per unit.

With respect to the quarterly distribution to unitholders for the first quarter of 2011, NuStar GP Holdings, LLC announced that its board of directors has declared a distribution of $0.48 per unit. This quarterly distribution represents an increase of $0.03 per unit, or 6.7 percent, over the $0.45 distribution for the first quarter of 2010. The first quarter 2011 distribution will be paid on May 18, 2011, to holders of record as of May 9, 2011.

“NuStar GP Holdings, LLC’s 2011 results should benefit from NuStar Energy L.P.’s increased EBITDA and distributable cash flow projections for 2011,” said Curt Anastasio, Chief Executive Officer and President of NuStar Energy L.P. and NuStar GP Holdings, LLC. “These improved results should allow us to recommend a distribution increase for NuStar GP Holdings, LLC to our Board of Directors again in 2011.”

A conference call with management is scheduled for 10:00 a.m. ET (9:00 a.m. CT) today, April 27, 2011, to discuss the financial results for the first quarter of 2011. Investors interested in listening to the presentation may call 800/622-7620, passcode 55981834. International callers may access the presentation by dialing 706/645-0327, passcode 55981834. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 55981834. A live broadcast of the conference call will also be available on the company’s Web site at www.nustargpholdings.com.

-More-

NuStar GP Holdings, LLC is a publicly traded limited liability company that owns the two percent general partner interest, a 15.6 percent limited partner interest and the incentive distribution rights in NuStar Energy L.P., one of the largest asphalt refiners and marketers in the U.S. and the second largest independent liquids terminal operator in the nation with operations in the United States, Canada, Mexico, the Netherlands, the United Kingdom and Turkey. For more information, visit NuStar GP Holdings, LLC’s Web site at www.nustargpholdings.com.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of NuStar’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of NuStar’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable. Nominees, and not NuStar, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the company’s beliefs as well as assumptions made by and information currently available to the company. These statements reflect the company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2010 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar GP Holdings, LLC

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended March 31,
	2011	2010
Statement of Income Data:
Equity in earnings of NuStar Energy L.P.	$11,342	$9,301

General and administrative expenses	(744)	(793)
Other (expense) income, net	(619)	125
Interest expense, net	(178)	(318)

Income before income tax benefit	9,801	8,315
Income tax benefit	382	178

Net income	$10,183	$8,493

Basic net income per unit	$0.24	$0.20

Equity in Earnings of NuStar Energy L.P.:
General partner interest	$398	$238
General partner incentive distribution	8,568	7,799

General partner’s interest in earnings and incentive distributions of NuStar Energy L.P.	8,966	8,037
Limited partner interest in earnings of NuStar Energy L.P.	3,097	1,985
Amortization of step-up in basis related to NuStar Energy L.P.’s assets and liabilities	(721)	(721)

Equity in earnings of NuStar Energy L.P.	$11,342	$9,301

Distributable Cash Flow (Note 1):
Cash distributions from NuStar Energy L.P. associated with:
General partner interest	$1,592	$1,467
General partner incentive distribution	8,568	7,799
Limited partner interest - common units	11,022	10,905

Total distributions from NuStar Energy L.P.	21,182	20,171
Deduct expenses of NuStar GP Holdings, LLC:
General and administrative expenses	(744)	(793)
Income tax benefit	382	178
Interest expense, net	(178)	(318)

Distributable cash flow	$20,642	$19,238

Weighted average number of common units outstanding	42,544,659	42,514,494

Distributable cash flow per unit	$0.49	$0.45

Cash distributions to be paid to the unitholders of NuStar GP Holdings, LLC:
Distribution per unit	$0.48	$0.45

Total distribution	$20,422	$19,132

NuStar GP Holdings, LLC

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars)

Notes:

1.	NuStar GP Holdings, LLC utilizes distributable cash flow as a financial measure, which is not defined in United States generally accepted accounting principles. Management uses this financial measure because it is a widely accepted financial indicator used by investors to compare general partner performance. In addition, management believes that this measure provides investors an enhanced perspective of the ability to make a minimum quarterly distribution. Distributable cash flow is not intended to represent cash flows for the period, nor is it presented as an alternative to net income. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to distributable cash flow and net cash provided by operating activities:

	Three Months Ended March 31,
	2011	2010
Net Income	$10,183	$8,493
Less equity in earnings of NuStar Energy L.P.	(11,342)	(9,301)
Plus cash distributions from NuStar Energy L.P.	21,182	20,171
Other expense (income), net	619	(125)

Distributable cash flow	20,642	19,238
Less cash distributions from NuStar Energy L.P.	(21,182)	(20,171)
Plus distributions of equity in earnings of NuStar Energy L.P.	11,342	9,301
Net effect of changes in operating accounts	(915)	(1,914)

Net cash provided by operating activities	$9,887	$6,454